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                                                                     EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  JALATE, LTD.
                            a California corporation


                          Revised on February 25, 1997


  One:   The name of this corporation is Jalate, Ltd.

  Two: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

  Three: This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is 20,000,000 and the number of shares of Preferred Stock authorized to be issued is 3,000,000, all of which shall be without par value. Upon the amendment of this Article Three to read as hereinabove set forth, each outstanding share of the Common Stock of this corporation shall be split up and converted into 0.86777 shares of Common Stock.

  Four: The Board of Directors of this corporation, without further action by the holders of the outstanding shares of Common Stock or Preferred Stock, if any, may issue the Preferred Stock from time to time in one or more series, may fix the number of shares and the designation of any wholly unissued series of Preferred Stock, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.

Five: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only



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to the applicable limits set forth in Section 204 of the California General
Corporation Law with respect to actions for breach of duty to the corporation and its shareholders. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law. Any repeal or modification of the foregoing provisions of this Article Five by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.

  Six:   A.  This corporation is a listed corporation within the meaning of
Section 301.5(d) of the California General Corporations Law (the "California Law"), by reason of having its shares of common stock listed on the American Stock Exchange.

         B. Upon the effectiveness of this Article Six, the election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by the shareholder.

         C. If at any time this corporation ceases to be a listed corporation as defined in Section 301.5 of the California Law, at each succeeding meeting of shareholders at which directors are to be elected, the election of directors by the shareholders shall be by cumulative voting provided the candidates' names have been properly placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. Shareholders shall continue to be entitled to elect directors by cumulative voting until the corporation once again qualifies as a listed corporation within the meaning of Section 301.5 of the California Law, and the foregoing provisions of this Article Six shall be reinstated.



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